Exhibit 10.3

THIRD AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT

This Third Amendment to Revolving Credit and Security Agreement (this "Third Amendment") is dated this 28th day of September, 2018, by and among AIR & LIQUID SYSTEMS CORPORATION, a Pennsylvania corporation ("ALS"), UNION ELECTRIC STEEL CORPORATION, a Pennsylvania corporation ("UES"), ALLOYS UNLIMITED AND PROCESSING, LLC, a Pennsylvania limited liability company ("Alloys"), AKERS NATIONAL ROLL COMPANY, a Delaware corporation ("National Roll"), AKERS SWEDEN AB, a company duly incorporated and organized under the laws of Sweden with registration number 556031-8080 ("Akers Sweden"), AKERS AB, a company duly incorporated and organized under the laws of Sweden with registration number 556153-4792 ("Akers AB") (Akers Sweden and Akers AB are, each a "Swedish Borrower" and collectively, the "Swedish Borrowers"), UNION ELECTRIC STEEL UK LIMITED, a limited liability company organized under the laws of England and Wales with registered company number 00162966 (the "UK Borrower"), and ASW Steel Inc., an Ontario corporation ("ASW")(ALS, UES, Alloys, National Roll, the Swedish Borrowers, the UK Borrower, ASW and each Person joined hereto as a borrower from time to time, are collectively, the "Borrowers", and each a "Borrower"), the Guarantors (as defined therein) party hereto, the LENDERS (as defined therein) party hereto, and PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Lenders (hereinafter referred to in such capacity as the "Agent").

W I T N E S S E T H:

WHEREAS, the Borrowers (other than ASW), the Guarantors, the Lenders and the Agent entered into that certain Revolving Credit and Security Agreement, dated effective as of May 20, 2015, by and among the Borrowers (other than ASW), the Guarantors, the Lenders and the Agent, as amended by that certain:  (i) First Amendment to Revolving Credit and Security Agreement, dated October 31, 2016, by and among the Borrowers, the Guarantors, the Lenders and the Agent; and (ii) Second Amendment to Revolving Credit and Security Agreement, dated March 2, 2017, by and among the Borrowers, the Guarantors, the Lenders and the Agent (as further amended, modified, supplemented, extended, renewed or restated from time to time, the "Credit Agreement"); and

WHEREAS, the Borrowers desire to amend certain provisions of the Credit Agreement which provisions require only Required Lenders approval, and the Required Lenders and the Agent agree to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.All capitalized terms used herein which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement unless the context herein clearly indicates otherwise.

2.Section 1.2 of the Credit Agreement is hereby amended by inserting the following new definitions in their appropriate alphabetical order:

"Beneficial Owner" shall mean, for each Borrower, each of the following:  (i) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s capital stock; and (ii) a single individual with significant responsibility to control, manage, or direct such Borrower.

"Certificate of Beneficial Ownership" shall mean a certificate in form and substance reasonably acceptable to the Agent (as amended or modified by the Agent from time to time in its reasonable discretion), certifying as to, among other things, the Beneficial Owner(s) of the Borrower.

"Third Amendment Closing Date" shall mean September 28, 2018.

3.Section 1.2 of the Credit Agreement is hereby amended by deleting the following definitions in their entirety and inserting in their stead the following:

"Applicable Margin" shall mean(a) the percentage spread to be added to Revolving Advances and Swing Loans consisting of Domestic Rate Loans based upon the Average Undrawn Availability for the most recently ended fiscal quarter according to the pricing grid set forth below under the heading "Applicable Margins for Domestic Rate Loans"; and (b) the percentage spread to be added to Revolving Advances consisting of LIBOR Rate Loans based upon the Average Undrawn Availability for the most recently ended fiscal quarter according to the pricing grid set forth below under the heading "Applicable Margins for LIBOR Rate Loans".

Effective as of the date on which the Borrowing Base Certificate required under Section 9.10 for the applicable month-end corresponding with the applicable most recently completed fiscal quarter-end of each fiscal year (each such Borrowing Base Certificate referred to herein as the "Quarter-End Borrowing Base Certificate") is due to be delivered (each day on which such delivery is due, an "Adjustment Date"), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Average Undrawn Availability for the most recently completed fiscal quarter prior to the applicable Adjustment Date:

LEVEL	AVERAGE UNDRAWN AVAILABILITY	APPLICABLE MARGINS FOR LIBOR RATE LOANS	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS
1	≥66% of the Maximum Revolving Advance Amount	1.75%	0.75%
2	<66% and ≥33% of the Maximum Revolving Advance Amount	2.00%	1.00%
3	<33% of the Maximum Revolving Advance Amount	2.25%	1.25%

The Applicable Margin as of the Third Amendment Closing Date shall be based upon the percentages associated with Level 2 pricing in the pricing grid above, and such Applicable Margin shall remain in effect until the first Adjustment Date occurring after the end of the first full fiscal quarter following the Third Amendment Closing Date.

If Borrowers shall fail to deliver a Quarter-End Borrowing Base Certificate required under Section 9.10 by the dates required pursuant to such section, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such Quarter-End Borrowing Base Certificate, at which time the rate will be adjusted based upon the Average Undrawn Availability reflected on such Quarter-End Borrowing Base Certificate.  Notwithstanding anything to the contrary contained herein, no downward adjustment in any Applicable Margin shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing. Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the Average Undrawn Availability reflected on the most recently delivered Quarter-End Borrowing Base Certificate delivered by Borrowers to Agent pursuant to Section 9.9. Any increase in interest rates and/or other fees payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Section 9.9 hereof) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.

If, as a result of any restatement of, or other adjustment to, the Quarter-End Borrowing Base Certificate or for any other reason, Agent determines that (a) the Average Undrawn Availability as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Average Undrawn Availability for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Average Undrawn Availability would have resulted in a higher interest rate and/or fees (as applicable) for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances and/or the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Average Undrawn Availability would have resulted in a lower interest rate and/or fees (as applicable) for such period, then the interest accrued on the applicable outstanding Advances and the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest or fees to the Borrowers; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Average Undrawn Availability would have resulted in a higher interest rate and/or fees (as applicable) for one or more periods and a lower interest rate and/or fees (as applicable) for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods.

"Other Documents" shall mean the Note, the Perfection Certificates, any Guaranty, any Pledge Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge, the Canadian Security Documents, the UK

Security Documents, the Swedish Security Documents, the Certificate of Beneficial Ownership, and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

4.Section 5.18 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Section 5.18

Certificate of Beneficial Ownership.  The Certificate of Beneficial Ownership executed and delivered to the Agent on or prior to the Third Amendment Closing Date, as updated from time to time, in accordance with this Agreement, is accurate, complete and correct as of the date of the Third Amendment Closing Date and as of the date any such update is delivered.  Each Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Other Documents.

5.Section 6.12 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted:

Section 6.12	Certification of Beneficial Ownership and Other Additional Information.

The Borrowing Agent (for itself and the other Borrowers) shall provide: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent, as and when requested by the Agent; (ii) a new Certificate of Beneficial Ownership to the Agent when the individual(s) identified as a controlling party and/or a direct or indirect individual owners on the most recent Certificate of Beneficial Ownership provided to the Agent have changed; and (iii) such other information and documentation as may reasonably be requested by the Agent or any Lender from time to time for purposes of compliance by the Agent and the Lenders with applicable laws (including without limitation the USA Patriot Act and other "know your customer" and anti-money laundering rules and regulations), an any policy or procedure implemented by the Agent or any Lender to comply therewith.

6.Schedules 1.1, 1.1(S)(1), 1.1(S)(2), 1.2, 1.3, 3.10, 4.4, 5.1, 5.2(a),  5.2(b), 5.4, 5.6, 5.7, 5.8(b)(i),  5.8(b)(ii), 5.8(d), 5.9, 5.10, 5.14, 5.24, 5.25, 5.26, 5.27 and 7.3 to the Credit Agreement are hereby deleted in their entirety and replaced by Schedules 1.1, 1.1(S)(1), 1.1(S)(2), 1.2, 1.3, 3.10, 4.4, 5.1, 5.2(a),  5.2(b), 5.4, 5.6, 5.7, 5.8(b)(i),  5.8(b)(ii), 5.8(d), 5.9, 5.10, 5.14, 5.24, 5.25, 5.26, 5.27 and 7.3 respectively, to the Credit Agreement attached hereto and made a part hereof as Exhibit B.

7.The provisions of Sections 2 through 6 of this Third Amendment shall not become effective until the Agent shall have received:

(a) this Third Amendment, duly executed by the Borrowers, the Guarantors, the Required Lenders and the Agent;

(b) the documents and conditions listed in the Preliminary Closing Agenda attached hereto and made a part hereof as Exhibit A;

(c)payment of all fees and expenses owed to the Agent, and the Agent's counsel in connection with this Third Amendment and the Credit Agreement (including, without limitation, any such fees and expenses payable pursuant to any fee letter entered into between the Borrowers and the Agent in connection herewith); and

(d) such other documents in connection with such transactions as the Agent or said counsel may reasonably request.

8.Each Loan Party hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by it pursuant to the terms and conditions of the Credit Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement, and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.

9.Each Loan Party acknowledges and agrees that each and every document, instrument or agreement, which secured the Obligations immediately prior to the entering into of this Third Amendment, continues to secure the Obligations, as amended from time to time, including, without limitation, by way of this Third Amendment.

10.Each Loan Party represents and warrants to the Agent and each of the Lenders as follows: (i) such Loan Party has the full power to enter into, execute, deliver and carry out this Third Amendment and all such actions have been duly authorized by all necessary proceedings on its part, (ii) neither the execution and delivery of this Third Amendment by such Loan Party nor the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof by any of them will conflict with, constitute a default under or result in any breach of (a) the terms and conditions of the certificate or articles of incorporation, bylaws or other organizational documents of such Loan Party or (b) any material Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which such Loan Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of such Loan Party, and (iii) this Third Amendment has been duly and validly executed and delivered by such Loan Party and constitutes the legal, valid and binding obligation of such Loan

Party, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of this Third Amendment may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance and general concepts of equity.

11.Each Loan Party represents and warrants that (i) no Default or Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this Third Amendment or the performance or observance of any provision hereof or any transaction completed hereby, and (ii) the schedules attached to and made a part of the Credit Agreement, are true and correct in all material respects as of the date hereof, except as such schedules may have heretofore been amended or modified in writing in accordance with the Credit Agreement or pursuant to this Third Amendment.

12.Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

13.The agreements contained in this Third Amendment are limited to the specific agreements made herein.  Except as expressly set forth herein, this Third Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Agent or the Lenders under the Credit Agreement or any Other Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any Other Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any Other Document in similar or different circumstances.  This Third Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein.  This Third Amendment amends the Credit Agreement and is not a novation thereof.  Nothing expressed or implied in this Third Amendment or any other document contemplated hereby shall be construed as a release or other discharge of any Borrower or any Guarantor under the Credit Agreement or any Other Document from any of its obligations and liabilities thereunder.

14.This Third Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

15.This Third Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles of the conflicts of law thereof.  Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the courts of the Commonwealth of Pennsylvania sitting in Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or relating to this Third Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, by their officers thereunto duly authorized, have executed this Third Amendment on the day and year first above written.

BORROWERS:
WITNESS/ATTEST: /s/ Sharon Connolly	AIR & LIQUID SYSTEMS CORPORATION, a Pennsylvania corporation By:/s/ Rose Hoover Name:Rose Hoover Title: Executive Vice President
WITNESS/ATTEST: /s/ Sharon Connolly	UNION ELECTRIC STEEL CORPORATION, a Pennsylvania corporation By:/s/ Rose Hoover Name:Rose Hoover Title: Vice President
WITNESS/ATTEST: /s/ Sharon Connolly	ALLOYS UNLIMITED AND PROCESSING, LLC, a Pennsylvania limited liability company By:/s/ Rose Hoover Name:Rose Hoover Title: Vice President
WITNESS/ATTEST: /s/ Sharon Connolly	AKERS NATIONAL ROLL COMPANY, a Delaware corporation By:/s/ Rose Hoover Name:Rose Hoover Title: Vice President
WITNESS/ATTEST: /s/ Carolina Jarenius	AKERS SWEDEN AB, a company duly incorporated and organized under the laws of Sweden By:/s/ P.O. Gustafsson Name:P.O. Gustafsson Title: Managing Director

BORROWERS (continued):
WITNESS/ATTEST: /s/ Monica Önnestig	AKERS AB, a company duly incorporated and organized under the laws of Sweden By:/s/ Guido Jeifetz Name:Guido Jeifetz Title: Managing Director
WITNESS/ATTEST: /s/ Sharon Connolly	UNION electric steel uk limited, a limited liability company organized under the laws of England and Wales By:/s/ Rose Hoover Name:Rose Hoover Title: Director
WITNESS/ATTEST: /s/ Sharon Connolly	ASW Steel inc., an Ontario corporation By:/s/ Rose Hoover Name:Rose Hoover Title: Vice President
GUARANTORS:
WITNESS/ATTEST: /s/ Sharon Connolly	ampco-pittsburgh corporation, a Pennsylvania corporation By:/s/ Rose Hoover Name:Rose Hoover Title: President, Chief Administrative Officer and Assistant Secretary
WITNESS/ATTEST: /s/ Sharon Connolly	ampco-pittsburgh securities v llc, a Delaware limited liability company By:/s/ Rose Hoover Name:Rose Hoover Title: President

GUARANTORS (continued):
WITNESS/ATTEST: /s/ Sharon Connolly	ampco-pittsburgh securities v investment corporation, a Delaware corporation By:/s/ Rose Hoover Name:Rose Hoover Title: President
WITNESS/ATTEST: /s/ Sharon Connolly	ampco ues sub, inc., a Delaware corporation By:/s/ Rose Hoover Name:Rose Hoover Title: President
WITNESS/ATTEST: /s/ Sharon Connolly	FCEP delaware llc, a Delaware limited liability company By:/s/ Rose Hoover Name:Rose Hoover Title: Executive Vice President
WITNESS/ATTEST: /s/ Sharon Connolly	the davy roll company limited, a limited liability company organized under the laws of England and Wales By:/s/ Rose Hoover Name:Rose Hoover Title: Director
WITNESS/ATTEST: /s/ Sharon Connolly	ROLLS TECHNOLOGY INC., a Delaware corporation By:/s/ Rose Hoover Name:Rose Hoover Title: Vice President

AGENT AND LENDERS:
PNC BANK, NATIONAL ASSOCIATION, As a Lender and as Agent

By:/s/ David Thayer

Name:David Thayer

Title:Vice President

The Tower at PNC Plaza

300 Fifth Avenue

Pittsburgh, PA 15222

Revolving Commitment Percentage:  42.50%
Revolving Commitment Amount $42,500,000.00

FIRST NATIONAL BANK OF PENNSYLVANIA, As a Lender

By:/s/ Anthony J. Leone

Name:Anthony J. Leone

Title:Senior Vice President

One North Shore Center, Suite 500

12 Federal Street

Pittsburgh, PA 15212

Revolving Commitment Percentage:  35.00%
Revolving Commitment Amount $35,000,000.00

CITIZENS BANK OF PENNSYLVANIA, As a Lender

By:/s/ Donald P. Haddad

Name: Donald P. Haddad

Title:Senior Vice President

525 William Penn Place

Pittsburgh, Pennsylvania 15219

Revolving Commitment Percentage:  22.50%
Revolving Commitment Amount $22,500,000.00

EXHIBIT A

PRELIMINARY CLOSING AGENDA

(See Attached)

EXHIBIT B

SCHEDULES

(See Attached)